UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 3, 2013 (May 31, 2013)

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	001-35577	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 W. Sam Houston Parkway S., Suite 600, Houston, Texas	77099
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-600-3800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition

On June 3, 2013, KMG Chemicals, Inc. (the “Company”) issued a press release announcing that on May 31, 2013 it had completed the acquisition of the Ultra Pure Chemicals subsidiaries of OM Group, Inc. (NYSE: OMG) located in the United States, England, Singapore and France. The combined purchase price for the acquisition was $63.3 million in cash, including approximately $17.3 million working capital. The subsidiaries have conducted OM Group’s high purity process chemicals business that sells wet process chemicals to the semiconductor industry. The Company completed the acquisition by borrowing on its revolving loan under a revised credit facility with Wells Fargo Bank, National Association and Bank of America, N.A. On May 31, 2013, the amount borrowed under the revolving loan was approximately $67.0 million.

A copy of the press release announcing the acquisition is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 31, 2013, the Company also entered into loan facility amendments with our current lenders: (i) a fifth amendment to amended and restated credit agreement with Wells Fargo Bank, National Association and Bank of America, N.A., and (ii) an amendment no. 5 to the note purchase agreement with The Prudential Insurance Company of America. The fifth amendment added the subsidiary that was purchased from OM Group to the loan facility. Amendment no. 5 to note purchase agreement consented to the revisions to the credit agreement, and made conforming changes.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.25	Fifth Amendment to Amended and Restated Credit Agreement dated May 31, 2013

10.26	Amendment No. 5 Note Purchase Agreement dated May 31, 2013

99.1	Press Release dated June 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date: June 3, 2013
John V. Sobchak,
Chief Financial Officer